Exhibit 99.1
 News from Carrington Laboratories


 FOR IMMEDIATE RELEASE                       For Information Contact
                                             Carlton Turner, CEO
                                             (972) 518-1300 or (800) 527-5216


 Carrington Reports Second Quarter 2004 Results
 ----------------------------------------------

                      Reports Record Quarterly Revenue;
           Profit of $808,000 Before Funding Of DelSite Subsidiary;
            DelSite Confirms Development Progress at Two Industry
                    Forums and Doubles Research Facilities


      IRVING, TX  August 12, 2004 - Carrington  Laboratories, Inc.,  (NASDAQ:
 CARN) reported record revenue of $7.99 million for the quarter ended June 30, 2004, with a profit of $808,000 before funding of DelSite
 Biotechnologies, Inc., the company's research and development subsidiary dedicated to development of proprietary drug delivery technology.

      This marks the ninth consecutive quarter in which revenue increased over the same quarter the previous year. After DelSite expenses of $1.0 million, which were partially offset by grant revenue of $158,000, the quarter's net loss was $36,000, or ($.00) per basic and diluted share. In the year-ago second quarter, the company reported revenue of $7.96 million with a profit of $968,000 before DelSite funding of $629,000, which brought final net to $339,000, or $.03 per basic/diluted share.

      For the first six months of 2004, Carrington's revenue totaled $15.3 million compared to $14.9 million in the year-ago period, an increase of 3.1 percent. Before DelSite funding of $1.6 million, Carrington recorded profits of $1.3 million for the six months just ended, compared to profits of $1.4 million before $1.3 million of DelSite funding in the year-ago period. DelSite funding brought the final net loss to $281,000, or ($.03) per basic/diluted share, for the six months ended June 30, 2004 compared to a profit of $40,000, or $.00 per basic/diluted share, for the comparable six months in 2003.

      The DelSite drug delivery technology is now under confidentiality agreements and in various stages of evaluation by more than 20 companies desiring to improve nasal or injectable delivery of their vaccines or therapeutic products.

      Sales of the company's Medical Service Division were $2.5 million in the second quarter 2004 compared to $2.4 million in the year-earlier period, an increase of 2.5%. For the six months ended June 30, Medical Services sales were up 1.7% to $5.4 million in 2004 from $5.3 million in 2003. The Consumer Services Division, formerly Caraloe, Inc., recorded revenues for the second quarter of 2004 totaling $5.3 million versus $5.5 million in 2003. For the first six months, Consumer Services posted total sales of $9.7 million in 2004, up 1.9% from $9.6 million the year earlier.

      Carlton Turner, PhD, Carrington's president and CEO, stated, "A record sales quarter is always gratifying. Although revenues rose only modestly from the second quarter a year ago, they were up almost nine percent from the first quarter of this year and our net loss narrowed to almost break-even. This was achieved after substantial funding for our DelSite subsidiary which is strengthening both its intellectual manpower and its research capacities in anticipation of human clinical trials and new commercial developments early next year."

      He continued, "Results of our preclinical trials and the interest from the commercial marketplace continues to confirm our belief in the potential of DelSite's drug delivery technologies and their prospects in making an important contribution to Carrington's success."

      In July the company announced the doubling of its DelSite research facilities. The increased capacity at Texas A&M University will augment the company's plans to commercialize novel ways to deliver vaccines through nasal membranes to effect both nasal and systemic protection against dangerous airborne pathogens.

      In May at the 1st International Conference on Influenza Vaccines for the World in Lisbon, Portugal and in June at the 31st Annual Meeting Of the Controlled Release Society in Honolulu, DelSite researchers presented preclinical data evidencing the potential utility of the company's technologies for nasal delivery of vaccines and injectable delivery of peptides and proteins.

      "The presentation of these data is an important step in creating awareness of how our technologies have the potential to solve important drug delivery issues confronting the pharmaceutical and biopharmaceutical industries," said Dr. Turner. "The GelSite[TM] polymer system is continuing to draw interest from drug manufacturers seeking new ways to manage product life cycles or enhance the therapeutic quality of new peptide or proteins. To date, we have confidentiality agreements with more than 20 companies with interest in our technology."


 Conference Call Today

      Investors are invited to listen to today's conference call at 3:30PM Central, 4:30PM Eastern by dialing 800-265-0241 (toll free) and +617-847-8704 international, passcode 84825065. The call is also being webcast by CCBN and can be accessed at Carrington's website at www.carringtonlabs.com.

      A replay of the call will be available a few hours after the call concludes by dialing 888-286-8010 and +617-801-6888 international. The passcode for the replay is 28731451.

      The webcast will be distributed over CCBN's Investor Distribution Network to both institutional and individual investors. Individual investors are invited to listen to the call through CCBN's individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN's Individual Investor Network. Institutional investors can access the call via CCBN's password-protected event management site, StreetEvents at www.streetevents.com.


 About DelSite

 DelSite Biotechnologies, Inc., a wholly owned subsidiary of Carrington, is an early stage biotechnology company established to commercialize its novel polymer drug delivery technology. Currently, DelSite is focusing its resources on developing GelSite[TM] as an injectable delivery system for the controlled release of new or existing therapeutic proteins and peptides, and GelVac[TM] as an intranasal platform for the delivery of vaccines. In March 2004, DelSite was awarded a Small Business Innovation Research biodefense grant by the National Institute of Allergy and Infectious Diseases to further its work. DelSite's technology is protected by composition of matter, process and use patents that are issued, pending or under review. For more information, visit www.delsite.com.


 About Carrington

 Carrington Laboratories, Inc., is an ISO 9001-certified, research-based biopharmaceutical and consumer products company currently utilizing naturally-occurring complex carbohydrates to manufacture and market products for mucositis, radiation dermatitis, wound and oral care as well as to manufacture and market the nutraceutical raw material Manapol[R] and cosmetic raw material Hydrapol[TM]. Carrington also manufactures and markets consumer products under the AloeCeuticals[R] brand and manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. The Company's DelSite Biotechnologies subsidiary is developing its propriety GelSite[TM] technology designed to provide controlled release of peptide and protein-based drugs. Carrington's technology is protected by more than 120 patents in 26 countries. Select products are honored with the internationally coveted CE mark, recognized by more than 20 countries around the world. For more information, visit www.carringtonlabs.com.


   Certain  statements  in  this  release  concerning   Carrington  may  be
   forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company's management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company's filings with the Securities & Exchange Commission,
   including  the  Form  10Q   filed  May 13,  2004.   Carrington,  Manapol,
   AloeCeuticals,  Hydrapol, GelSite,  GelVac  and Acemannan  Hydrogel  are
   trademarks,  registered  trademarks  or  service   marks  of  Carrington
   Laboratories,  Inc., in  the United  States  and other  countries.   All
   other trademarks or service marks contained herein are the properties of their respective owners.

                        CARRINGTON LABORATORIES, INC.
               Condensed Consolidated Statements of Operations
                                 (unaudited)
                   (in thousands, except per share amounts)


                                       Three Months Ended    Six Months Ended
                                            June 30,             June 30,
                                         2004      2003       2004      2003
                                        ------    ------     ------    ------
 Revenue:
 Medical Services                      $ 1,895   $ 1,833    $ 4,165   $ 4,075
 Royalty Income                            617       617      1,235     1,235
                                        ------    ------     ------    ------
 Medical Services, Total                 2,512     2,450      5,400     5,310
 Consumer Services                       5,321     5,512      9,742     9,556
 Grant income, DelSite                     158         -        189         -
                                        ------    ------     ------    ------
                                         7,991     7,962     15,331    14,866
 Cost of sales                           4,813     4,883      9,387     9,221
                                        ------    ------     ------    ------
 Gross margin                            3,178     3,079      5,944     5,645

 Expenses:
 Selling, general and administrative     1,954     1,968      3,938     3,844
 Research and development                  213       170        453       377
 Research and development-DelSite        1,002       629      1,766     1,340
 Other (income) expense                     (9)      (68)       (37)      (68)
 Interest expense, net                      54        41        105       112
                                        ------    ------     ------    ------
 Net income (loss) before income taxes     (36)      339       (281)       40
 Provision for income taxes                  -         -          -         -
                                        ------    ------     ------    ------
 Net income (loss)                     $   (36)  $   339    $  (281)  $    40
                                        ======    ======     ======    ======

 Net income (loss) per common share    $  0.00   $  0.03    $ (0.03)  $  0.00
    Basic and diluted
 Weighted average shares outstanding    10,577    10,026     10,509    10,009
    Basic and diluted

 Net income (loss) excluding DelSite   $   808   $   968    $ 1,296   $ 1,380
                                        ======    ======     ======    ======

                        CARRINGTON LABORATORIES, INC
                   Condensed Consolidated Balance Sheets

                                                    June 30,   December 31,
                                                      2004         2003
                                                     ------       ------
                                                  (unaudited)   (audited)
 ASSETS:
 Current Assets:
 Cash and cash equivalents                          $ 2,449      $ 1,920
 Accounts receivable, net                             3,257        3,098
 Inventories, net                                     4,670        5,960
 Prepaid expenses                                       459          253
                                                     ------       ------
 Total current assets                               $10,835      $11,231
 Property, plant and equipment, net                  10,787       10,538
 Customer relationships, net                            681          777
 Other assets, net                                      208          238
                                                     ------       ------
 Total assets                                       $22,511      $22,784
                                                     ======       ======

 LIABILITIES AND SHAREHOLDERS' EQUITY:
 Current Liabilities:
 Line of credit                                     $ 1,587      $ 1,587
 Accounts payable                                     1,448        2,037
 Accrued liabilities                                  1,226        1,604
 Current portion of long-term debt
   and capital lease obligations                      1,132        1,104
 Deferred revenue                                     2,816        1,880
                                                     ------       ------
 Total current liabilities                          $ 8,209      $ 8,212

 Long-term debt and capital lease obligations         1,395        1,953

 SHAREHOLDERS' EQUITY:
 Common stock                                           107          104
 Capital in excess of par value                      53,566       53,000
 Accumulated deficit                                (40,763)     (40,482)
 Treasury stock at cost                                  (3)          (3)
                                                     ------       ------
 Total shareholders' equity                          12,907       12,619
                                                     ------       ------
 Total liabilities and shareholders' equity         $22,511      $22,784
                                                     ======       ======

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